Exhibit 10.11

October 22, 2006

David Sharpley

Re:	Post Closing Employee Payment and Retention Agreement

Dear David:

As you know, Oracle Systems Corporation (“Parent”), Marine Acquisition Corporation, a subsidiary of Parent, and MetaSolv Software, Inc. (the “Company”) are entering into an Agreement and Plan of Merger (such Agreement and Plan of Merger, as amended, restated or supplemented from time to time, being referred to herein as the “Merger Agreement”) contemporaneously with the entry into this agreement (this “Retention Agreement”), pursuant to which, upon the satisfaction or waiver of the closing conditions described in the Merger Agreement, Marine Acquisition Corporation will merge with and into the Company, and the Company will become a subsidiary of Parent (the “Merger”). Parent and its subsidiaries and affiliates (such entities, including without limitation the Company after the consummation of the Merger, being collectively referred to herein as “Acquirer”) wish to offer you continued employment after the Closing. For purposes of clarification, all references in this Retention Agreement to employment by Acquirer following the consummation of the Merger include without limitation employment by the Company, in its capacity as a wholly owned subsidiary of Parent, or by Oracle Corporation Canada, Inc. (“Oracle”). We refer to such employment relationship as your “Employment Relationship.” Concurrently herewith, and as a condition to your eligibility for any payment under this Retention Agreement, you will execute and deliver to us an Oracle Employment Agreement, Proprietary Information Agreement, and remaining Oracle new hire documents, all in the form enclosed with your employment offer letter, dated October 22, 2006, which will apply to your employment with Oracle.

This Retention Agreement shall be effective as of the closing of the Merger (the “Closing”). If the Merger Agreement is terminated, this Retention Agreement shall be null and void and have no force or effect, and the parties to this Retention Agreement shall have no liability to each other whatsoever under this Retention Agreement. The terms and provisions of this Retention Agreement shall supersede and replace in all respects Paragraphs 2, 4, 5, and 7(C) and (D) of that certain Employment Agreement dated as of December __, 2004, by and between you and the Company (the “Employment Agreement”) and otherwise amends the Employment Agreement as set forth herein. After the Closing, the Employment Agreement, as modified by this Retention Agreement, and your Indemnification Agreement with the Company shall continue in full force and effect. All capitalized terms used but not defined in this Retention Agreement shall have the meanings assigned to them in the Employment Agreement. Acquirer hereby assumes and agrees to perform the Employment Agreement, as modified by this Retention Agreement. By signing this Retention Agreement and the enclosed Oracle agreements, you acknowledge and agree that your acceptance of this offer does not constitute Good Reason under the Employment Agreement.

Mr. David Sharpley

October 22, 2006

You have agreed to continue your employment with the Acquirer following the consummation of the Merger in consideration of the following agreement:

1.	Salary and Target Bonus. Your annualized base salary will be Cdn. $260,000 (the “Base Salary”), and your annualized target bonus will be Cdn. $130,000 (the “Target Bonus”) subject to the terms and conditions of the applicable Acquirer’s bonus plan.

2.	Benefits.

a.	You and your family will be eligible for and entitled to participate in benefit plans maintained by Acquirer for similarly situated employees, subject to applicable terms and conditions thereof.

b.	You will also be entitled to take vacation, without reduction in Base Salary or Target Bonus, at such times and intervals as shall be determined by you subject to Acquirer’s vacation policies.

3.	Amount of Retention Bonus. To show our appreciation of your contribution to the success of the Merger and the integration of our companies, in addition to any other compensation that you may earn, Acquirer will pay you, subject to certain terms and conditions set forth herein, the sum of Cdn. $390,000 as a “Retention Bonus”, which will be payable in equal installments of Cdn. $97,500 on each of the first four six-month anniversaries of Closing (each, a “Retention Date”), subject to your remaining actively employed with Acquirer on the applicable Retention Date. Payment of your Retention Bonus will be subject to all applicable payroll withholdings and deductions. Except as otherwise set forth in Section 4 of this Retention Agreement, if your Employment Relationship is terminated by you or by Acquirer for any reason, with or without Cause or Good Reason, before a Retention Date, you will not receive any amount of the applicable Retention Bonus, in whole or in part, pro-rated or otherwise.

4.	Termination of Employment.

a.	Following the Merger, your Employment Relationship will be on an indefinite basis, notwithstanding any provision of this Retention Agreement or the Employment Agreement, which means that either you or Acquirer has the right to terminate your Employment Relationship at any time with or without Cause or Good Reason. You will not owe Acquirer any money under this Retention Agreement or the Employment Agreement if you elect to terminate your Employment Relationship at any time.

b.	Except as set forth in clause (c) below, if, at any time, your Employment Relationship is terminated by you or by the Acquirer, then Acquirer shall be obligated to pay you only all earned compensation (including accrued but unused vacation) due and owing through the last day you actually worked in accordance with applicable provincial and federal laws. Thereafter, all of the Acquirer’s obligations under this Retention Agreement shall cease, except as otherwise expressly provided herein, and you will not be entitled to any portion of the Retention Bonus, pro-rated or otherwise.

Mr. David Sharpley

October 22, 2006

c.	As set forth in Paragraph 8(C) of your Employment Agreement, if your Employment Relationship is terminated within 12 months following the Closing by you for Good Reason (as defined below) or by Acquirer without Cause, you will receive the amounts and benefits set forth in Paragraph 8(C) of the Employment Agreement, subject to you meeting the conditions (including the release) set forth in the Employment Agreement and reduced by the amount of any Retention Bonus previously paid to you.

d.	With respect to any termination of your employment more than 12 months following the Closing for any reason, the terms of this Retention Agreement and your Employment Agreement shall not apply, except that (i) if your Employment Relationship is terminated more than 12 months and less than 24 months following the Closing by you for Good Reason (as defined below), by Acquirer without Cause, you will receive any remaining unpaid portion of the Retention Bonus; and (ii) if your Employment Relationship is terminated within 24 months following the Closing Date as a result of your death or disability as set forth in Paragraph 7(A) of your Employment Agreement, you (or your estate) will receive any remaining unpaid portion of the Retention Bonus.

e.	For purposes of this Retention Agreement and the Employment Agreement, “Good Reason” means: (i) the Acquirer’s requiring you to be based at any place outside of the Ottawa region, except for reasonably required travel; (ii) a reduction in Base Salary or Target Bonus (other than an immaterial mistake not cured within 14 business days of written notice by you to the Company of such mistake); (iii) any material breach by Acquirer of any material provision of the Employment Agreement, as modified by this Retention Agreement; or (iv) the failure of Acquirer to obtain an agreement from ay Successors and Assigns (other than as a result of the Merger) to assume and agree to perform the Employment Agreement, as modified by this Retention Agreement.

5.	Indemnification. The terms of your Indemnification Agreement with the Company shall remain in effect after the Closing Date.

6.	Choice of Law. Paragraph 20 of the Employment Agreement shall apply to this Retention Agreement.

7.	Entire Agreement. Your signature below acknowledges that you have not relied on any promises or representations concerning the subject matter hereof not contained in the Employment Agreement or this Retention Agreement and/or the documents referenced herein. The terms of this Retention Agreement may be changed, amended, or superseded only by an agreement in writing signed by you and an officer of Acquirer.

Mr. David Sharpley

October 22, 2006

To indicate your acceptance of this Retention Agreement, please sign where indicated below.

Sincerely,

ORACLE SYSTEMS CORPORATION		METASOLV SOFTWARE, INC.

By:	/s/ Daniel Cooperman	By:	/s/ Jonathan K. Hustis
Name:	Daniel Cooperman	Name:	Jonathan K. Hustis
Title:	General Counsel, Senior Vice President and Secretary	Title:	EVP-Legal Counsel/General Counsel

READ, UNDERSTOOD & AGREED:

/s/ David Sharpley
Printed Name: David Sharpley

Dated: October 22, 2006